Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2016

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,529,997	$3,708,655	$3,708,655
Mortgage- and asset-backed	1,687,032	1,737,722	1,737,722
United States Government and agencies	30,575	32,072	32,072
State, municipal and other governments	1,387,013	1,499,159	1,499,159
Total	6,634,617	$6,977,608	6,977,608

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	27,495	$27,495	27,495
Non-redeemable preferred stocks	100,042	102,417	102,417
Total	127,537	$129,912	129,912

Mortgage loans	817,184		818,686
Investment real estate (2)	2,115		1,955
Policy loans	188,254		188,254
Short-term investments	4,487		4,487
Other investments	7,030		9,874
Total investments	$7,781,224		$8,130,776

(1)         On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)         Amount shown on balance sheet differs from cost due to depreciation and allowance for possible losses deducted from cost.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E
		Future policy
		benefits, losses,		Other
	Deferred	claims and loss	Unearned	policyholder
Column A	acquisition costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2016:
Annuity	$88,762	$3,827,295	$—	$364,966
Life Insurance	267,545	2,573,276	13,526	199,944
Corporate and Other	60,852	417,524	10,923	30,543
Impact of unrealized gains/losses	(95,647)	3,795	(4,215)	—
Total	$321,512	$6,821,890	$20,234	$595,453

December 31, 2015:
Annuity	$85,819	$3,550,364	$—	$370,326
Life Insurance	248,333	2,473,357	9,719	194,751
Corporate and Other	65,936	399,203	11,525	29,128
Impact of unrealized gains/losses	(73,735)	4,090	(3,352)	—
Total	$326,353	$6,427,014	$17,892	$594,205

December 31, 2014:
Annuity	$82,778	$3,370,109	$—	$372,244
Life Insurance	232,020	2,372,108	10,111	193,567
Corporate and Other	75,130	394,536	12,654	24,823
Impact of unrealized gains/losses	(179,544)	11,182	(11,461)	—
Total	$210,384	$6,147,935	$11,304	$590,634

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

	Column F	Column G	Column H	Column I	Column J
			Benefits,
			claims, losses	Amortization
		Net	and	of deferred	Other
	Premium	investment	settlement	acquisition	operating
Column A	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2016:
Annuity	$3,803	$208,476	$113,543	$11,185	$23,733
Life Insurance	260,331	153,862	261,757	11,038	75,100
Corporate and Other	44,673	29,635	37,296	5,673	14,659
Change in net unrealized gains/losses on derivatives	—	6,550	3,704	350	—
Impact of realized gains/losses	(8)	—	(32)	(638)	(3)
Total	$308,799	$398,523	$416,268	$27,608	$113,489

December 31, 2015:
Annuity	$2,524	$207,897	$110,356	$9,658	$22,456
Life Insurance	256,504	151,743	253,461	14,364	76,167
Corporate and Other	46,476	28,546	32,346	9,946	15,395
Change in net unrealized gains/losses on derivatives	—	(2,691)	(2,577)	92	—
Impact of realized gains/losses	(7)	—	2	214	9
Total	$305,497	$385,495	$393,588	$34,274	$114,027

December 31, 2014:
Annuity	$1,927	$199,871	$105,669	$10,477	$22,786
Life Insurance	244,597	145,299	238,841	15,594	73,116
Corporate and Other	46,504	28,395	29,470	5,743	17,603
Change in net unrealized gains/losses on derivatives	—	2,270	432	(177)	—
Impact of realized gains/losses	(1)	—	4	178	7
Total	$293,027	$375,835	$374,416	$31,815	$113,512

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

	Column B	Column C	Column D	Column E	Column F
		Ceded to	Assumed		Percent of
	Gross	other	from other		amount
Column A	amount	companies	companies	Net amount	assumed to net
	(Dollars in thousands)
Year ended December 31, 2016:
Life insurance in force, at end of year	$60,753,614	$14,258,457	$523,538	$47,018,695	1.1%
Insurance premiums and other considerations:
Interest sensitive product charges	$110,608	$1,003	$2,323	$111,928	2.1%
Traditional life insurance premiums	222,037	25,470	347	196,914	0.2
Accident and health premiums	6,956	6,585	—	371	—
	$339,601	$33,058	$2,670	$309,213	0.9
Year ended December 31, 2015:
Life insurance in force, at end of year	$59,136,803	$14,263,420	$551,563	$45,424,946	1.2%
Insurance premiums and other considerations:
Interest sensitive product charges	$113,221	$1,024	$2,387	$114,584	2.1%
Traditional life insurance premiums	215,936	25,344	364	190,956	0.2
Accident and health premiums	7,561	7,094	—	467	—
	$336,718	$33,462	$2,751	$306,007	0.9
Year ended December 31, 2014:
Life insurance in force, at end of year	$57,010,809	$13,837,869	$592,022	$43,764,962	1.4%
Insurance premiums and other considerations:
Interest sensitive product charges	$110,431	$1,026	$365	$109,770	0.3%
Traditional life insurance premiums	206,701	23,819	418	183,300	0.2
Accident and health premiums	8,050	7,668	—	382	—
	$325,182	$32,513	$783	$293,452	0.3